Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

TDS TERMINATES CONSIDERATION OF POSSIBLE OFFER FOR U.S. CELLULAR
TDS to Repurchase Special Common Stock

CHICAGO — March 5, 2007 — Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] announced that it is ceasing activity relating to its possible offer to acquire all of the Common Shares of United States Cellular Corporation [AMEX:USM].

On Feb. 18, 2005, TDS disclosed that it might, at some point in the future, make an offer to issue its Special Common Shares in exchange for the Common Shares of U.S. Cellular not owned by TDS. TDS currently owns approximately 80.7 percent of U.S. Cellular common stock. The intended purpose of such an offer was to make U.S. Cellular a wholly-owned subsidiary of TDS.

TDS does not intend to commence or complete a possible transaction for U.S. Cellular shares on uneconomic terms.  TDS believes that an acceptable exchange ratio would need to reflect appropriately the relative value of TDS and U.S. Cellular, recognizing that a substantial portion of the value of TDS is comprised of its ownership of U.S. Cellular.  TDS does not believe that the current exchange ratio reflects this fact.

As a legal matter, termination of consideration of a possible offer does not preclude TDS from acquiring Common Shares of U.S. Cellular in the future should conditions improve.

Stock Repurchase

The TDS Board of Directors has authorized the repurchase of up to $250 million of TDS Special Common Shares from time to time through open market purchases, block transactions, private purchases or otherwise.  This authorization will expire on March 2, 2010.

TDS intends to support possible action by the U.S. Cellular board of directors to approve a share repurchase program by U.S. Cellular.  This would be in addition to U.S. Cellular’s existing de minimis share repurchase authorization that permits the repurchase of approximately 170,000 shares in each three-month period.   The share repurchase plan would offset dilution, principally from employee stock-based incentive compensation plans, and prevent a tax deconsolidation that would occur if TDS’ ownership fell below 80% of U.S. Cellular.

About TDS

TDS is a diversified telecommunications corporation founded in 1969.  Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services.  As of Dec. 31, 2006, the company employed 11,800 people and served 7 million customers/units in 36 states.

About U.S. Cellular

As of Dec. 31, 2006, U.S. Cellular Corporation, the nation’s sixth-largest wireless service carrier, employed 8,100 people and provided wireless service to 5.8 million customers in 26 states.  The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support, and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; pending and future litigation; acquisitions/ divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets.  Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS or its business units, visit:

TDS:  www.teldta.com                                                                         TDS Telecom: www.tdstelecom.com

USM: www.uscellular.com

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